NEWS RELEASE

                              Release:  IMMEDIATE
                              For:      ANALEX CORPORATION
                                        (Symbol: NLX)
Contact:  Amber Gordon
          (703) 329-9400


 ANALEX ANNOUNCES LETTER OF INTENT TO ACQUIRE COMGLOBAL SYSTEMS


Alexandria, VA, March 22, 2005 - Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today announced it signed a non-binding letter of intent to acquire ComGlobal Systems, Incorporated, a software engineering and information technology firm primarily providing services to federal government agencies and organizations.

     Employee-owned ComGlobal Systems, Incorporated is a highly respected information technology company headquartered in San Diego, California. Providing custom software and systems engineering solutions, ComGlobal specializes in command, control, communications, computers and intelligence (C4I) programs for the military. Its largest customer is the U.S. Navy's Tomahawk Cruise Missile Program. With revenue of $39.5 million for the fiscal year ended June 30, 2004, ComGlobal has more than 200 employees, approximately 90% of whom hold security clearances. Last month, ComGlobal was named one of the "Best Companies to Work For in San Diego" by the San Diego Business Journal. In addition to headquarters and program support facilities in San Diego, ComGlobal has offices in San Jose, California; Las Vegas, Nevada; Pascagoula, Mississippi, Norfolk and Arlington, Virginia.

     "For more than a decade, ComGlobal has been a leading software developer for mission critical C4I and intelligence applications. Their software engineering and program management expertise, as well as their customer base, will be valuable strategic additions to Analex," stated Sterling Phillips, Analex's Chairman and CEO. "We are looking forward to welcoming all of ComGlobal's highly skilled employees to Analex," added Mr. Phillips.

     Consideration for the acquisition is expected to consist of $47 million in cash. Analex anticipates financing the transaction with a combination of senior bank debt and the Series B Convertible Preferred Stock facility, approved by stockholders at the Annual Stockholders' Meeting in September 2004. The letter of intent was signed in late December 2004 and it is anticipated that the transaction will be consummated within the next 30 days.

     The acquisition is subject to the completion of Analex's due diligence investigation, the execution of definitive agreements, the approval of the ComGlobal stockholders and other closing conditions.

About Analex
Analex (www.analex.com) specializes in providing intelligence, systems engineering and security services in support of our nation's security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. Analex stock trades on the American Stock Exchange under the symbol NLX. Analex investor relations can be reached at amber.gordon@analex.com or 703-329-9400 x311.


PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth / consolidation in the government contracting, defense and intelligences arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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